SCHEDULE 13D
CUSIP No. 00753T 10 5	Page 1 of 5 Pages

EXHIBIT 5

Ravenswood Investment Company, L.P. 52 Vanderbilt Avenue New York New York 10017 212-986-4800

September 5, 2006

VIA FACSIMILE AND UPS NEXT DAY

Advanced Marketing Services, Inc.
5880 Oberlin Drive
San Diego, California 92121
Attn: Corporate Secretary

RE: Demand for Right to Inspect Books and Records Pursuant to Section 220 of the Delaware General Corporation Law

Dear Sir/Madam:

                The Ravenswood Investment Company, L.P. ("RIC") is the owner of 772,339 shares of common stock, par value $.001 per share (the "Common Stock"), of Advanced Marketing Services, Inc. ("Advanced Marketing" or the "Company"), 10,000 of which are owned of record and 762,339 are owned beneficially but not of record.  Attached is documentary evidence of RIC's record ownership and such documentary evidence is a true and correct copy of what it purports to be.  Pursuant to Section 220 of the Delaware General Corporation Law (the "DGCL"), as the record owner of the shares of Common Stock stated above, RIC hereby demands, under oath, that it and its attorneys, representatives and agents be given, during regular business hours, the opportunity to inspect the following books, records and documents of the Company and to make copies or extracts therefrom:

                                1. A complete record or list of the holders of Common Stock certified by the Company's transfer agent(s) and/or registrar(s), setting forth the name and address of, and the number of shares of Common Stock of the Company held by, each stockholder;

                                2. Relating to the list of stockholders referred to in paragraph (1), a computer disc or other electronic medium containing such list, showing the name and address of each such stockholder and the number of shares of Common Stock registered in the name of each such stockholder as of the most recent date available, together with the computer processing data necessary for RIC and its attorneys, representatives and agents to make use of such list on computer disc or other electronic medium and a hard copy printout of such list in order of descending balance for verification and analysis purposes;

                                3. All daily transfer sheets showing changes in the names and addresses of the holders of Common Stock and the number of shares of Common Stock of the Company held by the Company's stockholders that are in or come into the possession of the Company or its transfer agent, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trusts or their nominees from the date of the stockholder list referred to in paragraph (1);

4. A stop transfer list or stop list relating to any shares of Common Stock of the Company and any additions, deletions, changes or corrections made thereto;

SCHEDULE 13D
CUSIP No. 00753T 10 5	Page 2 of 5 Pages

                                5. All information in or that comes into the Company's or its transfer agent(s)' or registrar(s)' possession or control or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees relating to the names and addresses of and number of shares of Common Stock of the Company held by the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including respondent bank lists, and all omnibus proxies and related respondent bank proxies and listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                                6. All information in or that comes into the Company's possession or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees relating to the names of the non-objecting beneficial owners of the Common Stock of the Company pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Exchange Act, on computer disc or other electronic medium, such computer processing data as is necessary for RIC and its attorneys, representatives and agents to make use of such information on computer disc or other electronic medium, and a hard copy printout of such information in order of descending balance for verification purposes (the "non-objecting beneficial owners" or "NOBO list"). If such information is not in the Company's possession, custody or control, such information should be requested from Automatic Data Processing — Investor Communications Services; and

                                7. All lists on computer discs or other electronic media and the relevant processing data and printouts (as described in paragraph (2) above) containing the name and address of and number of shares of Common Stock of the Company attributable to any participant in any employee stock ownership plan, employee stock purchase plan or other employee compensation or benefit plan of the Company in which the decision to vote shares of stock of the Company held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which RIC or its attorneys, representatives or agents may communicate with each such participant, as well as the name, address affiliation and telephone number of the trustee or administrator of each such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either the trustee or administrator does not receive instructions or shares that are outstanding in the plan but are unallocated to any participant.

                                8. A correct and complete copy of the bylaws of the Company and any and all changes of any sort to the bylaws of the Company made hereafter through the date of the Annual Meeting (as hereinafter defined), including, without limitation, any amendment to existing bylaws, any adoptions of new bylaws or deletions from existing bylaws.

For purposes of the foregoing demand, we request the Company provide or otherwise make available all such information as of the date hereof, or as of the most recent date when such information was available, and as of any record date that may have already been established or is subsequently established for any annual or special meeting or consent solicitation that may be called or initiated by the Company or any stockholder or group of stockholders of the Company for the purpose of removing and/or electing directors, or any adjournment or postponement thereof, and any other record date that may be established as a new or substituted record date for any other meeting of stockholders or consent solicitation in lieu thereof and any adjournments, postponements, reschedulings or continuations thereof (in any such case, the "Annual Meeting").

RIC further demands that all modifications, additions or deletions to any and all information referred to above be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives from the date hereof until any Annual Meeting.

RIC will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production of the information demanded.

The purpose of this demand is to enable RIC, in accordance with applicable law, to communicate with the Company's stockholders on matters relating to their interests as stockholders, to consider, evaluate and plan a proxy solicitation of the holders of the Company's Common Stock to, among other things, elect new directors and, should RIC determine to participate in a proxy solicitation, to facilitate and support that solicitation.

SCHEDULE 13D
CUSIP No. 00753T 10 5	Page 3 of 5 Pages

RIC hereby designates and authorizes Matthew J. Day, Esq., and any persons designated by Matthew J. Day, Esq., acting singly or in any combination, to conduct the inspection and copying herein requested.  Please advise Matthew J. Day, Esq. at 212-673-0484 as to the time and place when the requested information will be made available in accordance with this demand.  Pursuant to Section 220 of the DGCL, you are required to respond to this demand within five (5) business days.

If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify RIC immediately in writing, with a copy to Matthew J. Day, Esq. of the Law Office of Matthew J. Day, 380 Lexington Avenue, Suite 1700, New York, NY 10168; Facsimile: 646-349-5783, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required.  In the absence of such prompt notice, RIC will assume that the Company agrees that this request complies in all respects with the requirements of the DGCL.  RIC reserves the right to withdraw or modify this request at any time.

Please acknowledge receipt of this letter and the enclosures by signing and dating the enclosed copy of this letter in the space provided below and returning the same to the undersigned in the enclosed envelope.

Sincerely,
/s/ Robert E. Robotti
Robert E. Robotti
Managing Member of Ravenswood Management Company, L.L.C., General Partner of
The Ravenswood Investment Company, L.P.

Receipt Acknowledged.

ADVANCED MARKETING SERVICES, INC

By:

Name:

Title:

Date:

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SCHEDULE 13D
CUSIP No. 00753T 10 5	Page 4 of 5 Pages

State of New York )
)
County of New York )

ROBERT E. ROBOTTI, first duly sworn, deposes and says that he is a managing member Ravenswood Management Company, L.L.C., the general partner the Ravenswood Investment Company, L.P., that he is authorized to execute the foregoing demand for inspection pursuant to Section 220 of the Delaware General Corporation Law and to make the demand designations, authorizations and representations contained therein, that he executed the foregoing demand for inspection, and that the facts and statements contained in the foregoing demand for inspection are true and correct.

By: /s/ Robert E. Robotti

Robert E. Robotti

Subscribed and sworn to before me this 5th day of Sept., 2006

/s/ Jeffrey P. Wiegand

Notary Public

My commission expires: June 27, 2009

Jeffrey P. Wiegand Notary Public, State of New York No. 02W16129480 Qualified in Westchester County Commission Expires June 27, 2009

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SCHEDULE 13D
CUSIP No. 00753T 10 5	Page 5 of 5 Pages

[Copy of stock certificate of Advanced Marketing Services, Inc. representing 10,000 shares of Common Stock registered in the name of The Ravenswood Investment Company, L.P. omitted.]

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